Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

July 14, 2016

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated May 30, 2016, to the Board of Directors of SemGroup Corporation (the “Company”), as an Annex to the joint consent statement/proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on July 14, 2016 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Rose Rock Midstream, L.P. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Barclays—Financial Advisor to SemGroup,” “The Merger—Background of the Merger,” “The Merger—Unaudited Financial Projections of SemGroup and Rose Rock,” “The Merger— Reasons for the SemGroup Board’s Recommendation,” and “The Merger—Opinion of Barclays—Financial Advisor to SemGroup.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Chris Watson
Name:	Chris Watson
Title:	Managing Director